Exhibit 99.1

For Immediate Release

TradeStation Announces Changes in Senior Management Team

Plantation FL, December 10, 2008 — TradeStation Group, Inc. (NASDAQ GS: TRAD) today announced certain changes in its senior management team. John R. Roberts, who joined the company July 1, 2007 as Chief Marketing Officer (CMO), will, effective January 1, 2009, become TradeStation Group’s Chief Operating Officer (COO). Roberts will continue to report to Chief Executive Officer Salomon Sredni. As COO, Roberts will be responsible for overseeing the quality and efficiency of the operations of the company from the parent-company level. He will also continue to be responsible for the company’s marketing strategies and programs.

“As we said when he was hired, John is a superb executive, who has the creativity, talent and experience to build on the momentum TradeStation has already achieved as an award-winning electronic trading platform and brokerage for equities, options, futures and forex traders,” said Sredni. “John has helped our target customer markets better understand the unique products and services we offer, and helped ensure that we address the needs of our customers to improve account growth, customer retention, and market presence. Now, as COO of TradeStation Group, John will also concentrate on creating and improving the quality and efficiency of the overall operations of our company, focusing on always putting the customer first.”

“TradeStation is one of the most exciting brands in the online trading market, offering investors unique and powerful tools to test and implement their trading insights. I am delighted to have the opportunity to undertake this broader role to strengthen TradeStation’s brand and help foster continued growth, and strengthen the quality of the TradeStation customer experience and the company’s operating efficiencies,” Roberts said.

Mr. Roberts has extensive experience marketing equities, options and futures investing and trading over the last 20 years, having served in senior leadership roles with the Chicago Mercantile Exchange (CME), Barclays Global Investors (BGI), and the Chicago Board Options Exchange (CBOE).

The company also announced that Joseph Nikolson, Chief Growth Officer of TradeStation Group and the President of TradeStation Securities, has resigned from the company effective January 1, 2009. About his resignation, Mr. Nikolson said, “I have the highest regard for the employees of TradeStation and wish them and the company the best of success in the future. After 10 years with the company, it is simply time for me to move on to the next chapter of life for myself and my family.” Mr. Sredni thanked Mr. Nikolson for his service to TradeStation, adding, “Joe has been an important contributor to the growth and success of our company over the past several years. We wish him all the best in his future endeavors.”

Mr. Nikolson’s responsibilities as the chief executive and designated executive principal of TradeStation Securities will, effective January 1, 2009, be assumed by William Cahill, who has been TradeStation Securities’ Chief Operating Officer since 2004 and TradeStation Group’s Vice President of Brokerage Operations since October 2008. Over his long career in the brokerage industry, Mr. Cahill has served as chief operating officer and in similar senior management roles with Fahnestock & Co., Inc., Pyramid Financial Corp. (Wyse Securities), Banc of America Securities, J.P. Morgan Securities, and Newbridge Securities. Mr. Cahill, in his role as the President & Chief Operating Officer of TradeStation Securities, will report directly to TradeStation Securities’ board of directors, and, in his role as Vice President of Brokerage Operations of TradeStation Group, will report to Mr. Roberts.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art electronic order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE Euronext, FINRA, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange and NASDAQ OMX. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services.  Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Forward-looking Statements

This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release the words “opportunity,” “continued,” “will,” and similar expressions, and the goals described concerning continued growth, improved account growth and customer retention, and improved quality and efficiencies of operations are intended to identify, or are, forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results and events may differ materially from those suggested herein. Factors that may cause or contribute to the potential differences include, but are not limited to, (i) the achievement of those goals not being attainable for reasons unrelated to Mr. Roberts’s best efforts, such as quality of company products and services, unforeseen competition, strategic partnering decisions, the acts or omissions of others at the company, or market conditions adverse to the company’s success, and (ii) the various other issues, risks and uncertainties described in the company’s filings with the Securities and Exchange Commission including, but not limited to, the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its earnings releases and Reports on Form 10-Q for the 2008 first, second and third quarters, as well as other SEC filings and company press releases.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000